Exhibit 8.2

                         , 2014

Board of Directors

Sunshine State Federal Savings and Loan Association

102 West Baker Street

Plant City, Florida 33563

Re:	Florida Tax Consequences of the Conversion of a Federal Mutual Savings and Loan Association to a Federal Stock Savings and Loan Association

Dear Board Members:

We have been requested as tax advisors to Sunshine State Federal Savings and Loan Association (the “Bank”), a federally chartered mutual savings and loan association, to express our opinion concerning certain Florida income tax consequences relating to the proposed conversion (the “Conversion”) of the Bank to a federal stock savings and loan association (“Stock Bank”) pursuant to the terms of the Plan of Conversion adopted by the Bank on December 18, 2013, as amended on March 4, 2014 (the “Plan”). In connection with the Conversion, the Bank has organized a new Maryland stock holding company named Sunshine Bancorp, Inc. (the “Holding Company”) which will sell shares of common stock to eligible depositors, the Bank’s tax-qualified employee stock benefit plans, other members of the Bank and the public in an initial public stock offering. When the Conversion and the related stock offering is completed, all of the capital stock of the Bank will be owned by the Holding Company and all of the common stock of the Holding Company will be owned by the stockholders.

You have received the                          , 2014 opinion of Luse Gorman Pomerenk & Schick, P.C. regarding the federal income tax consequences of the Conversion (the “Federal Tax Opinion”). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank and the Holding Company, the Federal Tax Opinion concludes, among other things, that certain transaction contemplated by the Plan will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Bank, the Stock Bank, the Eligible Account Holders, the Supplemental Eligible Account Holders and Other Members will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Plan.

This opinion is based upon our understanding that the State of Florida has not specifically adopted provisions similar to those of Sections 368, 354 and 1032 of the Code and that since the terms used in the Florida Income Tax Code generally have the same meaning as when used in the Code, the result to the parties to the exchange should be the same for Florida state tax purposes as if Florida had specifically adopted said Sections 368, 354 and 1032.

Board of Directors

Sunshine State Federal Savings and Loan Association

                         , 2014

Page Two

Our opinion is based upon (1) the facts and circumstances attendant to the Plan, including the representations of the Bank, as described in the Federal Tax Opinion, (2) current provisions of Florida law, as reflected in Florida statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Plan will not result in the recognition of any gain or income on the books of the Bank, the Stock and the Holding Company under generally accepted accounting principles.

It is our opinion that for purposes of the Florida corporate income tax, the implementation of the Plan will not cause any adverse income tax liability to be incurred by the Bank, the Stock Bank, and the Eligible Account Holders, the Supplemental Eligible Account Holders and Other Members.

This opinion is limited to the effect of the income tax laws of the State of Florida and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Florida, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such change could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion after the declaration of effectiveness of the Registration Statement. Our opinion is not binding on the Internal Revenue Service or the State of Florida, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. We consent to the filing of this opinion as an exhibit to the Form AC, Application for Approval of Conversion, as filed with the Office of the Comptroller of the Currency, Form H-(e)1 as filed with the Board of Governors of the Federal Reserve System with respect to the Conversion, and the Holding Company’s Registration Statement on Form S-1, as amended from time to time, filed with the Securities and Exchange Commission (collectively, the “Filings”). We also hereby consent to the references to this firm in the prospectus which is part of the Registration Statement and the Filings.

Very truly yours,

HACKER, JOHNSON & SMITH PA